Exhibit 99.1

Investment Technology Group, Inc. 380 Madison Avenue, New York, NY  10017 (212) 588-4000

ITG

FOR IMMEDIATE RELEASE

ITG Names Timothy Jones To Its Board of Directors

NEW YORK, NY – March 4, 2005 –Investment Technology Group, Inc. (NYSE:ITG), a leading provider of technology-based equity trading and transaction research services to institutional investors, today announced that Timothy Jones has been appointed to its Board of Directors

“We are delighted to have Timothy join the Board,” stated Ray Killian, ITG’s Chairman, President and CEO. “Tim’s experience and credentials are a significant addition to the Board, particularly with regard to our international initiatives.”

From December 2002 to January 2005, Mr. Jones was the Chief Executive Officer of Simpay Limited, a new mobile payments initiative, and is now an advisor to the firm. He has also served as a non-executive Director of Capital One Bank (Europe) PLC since May 2003. Mr. Jones co-founded Purseus, a company developing a new architecture for correspondent banking and served as its Chief Executive Officer from April 2000 to November 2002.  Prior to that, for 17 years Mr. Jones was at National Westminster Bank PLC where he held various positions in the Operations, Information Technology Strategy and Policy, Mondex, Electronic Markets and Retail Banking Services divisions, eventually becoming a Managing Director in 1996 and Chief Executive of the retail banking division in 1999.

“I am excited to be a member of ITG’s Board and look forward to working with ITG management to grow the business internationally and increase shareholder value,” stated Mr. Jones.

At the same time, ITG is announcing the retirement of Mark Wolfson from the Board of Directors. “Mark has been a valued member of ITG’s Board for ten years and we would like to thank him for his dedication and service,” stated Mr. Killian.

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ITG Names Timothy Jones To Its Board of Directors

About ITG

ITG is headquartered in New York with offices in Boston, Los Angeles, Dublin, Hong Kong, London, Melbourne, Sydney, Tel Aviv and Toronto. As a leading provider of technology-based equity trading services and transaction research to institutional investors and brokers, ITG helps clients to access liquidity, execute trades more efficiently and make better trading decisions. ITG generates superior trading results for its clients through three lines of business. POSIT®, the world’s largest equity matching system, allows clients to trade confidentially. The Electronic Trading Desk is recognized as one of the leading program trading operations in the U.S. ITG’s leading-edge Client-Site Trading Products allow users to implement their own trading strategies by providing direct electronic access to most sources of market liquidity. For additional information, visit http://www.itginc.com.

In addition to historical information, this press release may contain “forward-looking” statements, as defined in the Private Securities Litigation Reform Act of 1995, that reflect management’s expectations for the future. A variety of important factors could cause results to differ materially from such statements. These factors include the company’s ability to achieve expected future levels of sales; the actions of both current and potential new competitors; rapid changes in technology; financial market volatility; general economic conditions in the United States and elsewhere; evolving industry regulation; cash flows into or redemption from equity funds; effects of inflation; customer trading patterns; and new products and services. These and other risks are described in greater detail in the company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2003 and other documents filed with the Securities and Exchange Commission and available on the company’s web site.

Contacts:

Maureen Murphy	Liz Sendewicz
Investor Relations	Media Relations
(212) 444-6323	(212) 444-6130

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